Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 25, 2013 (the “Effective Date”) by and between Alcobra Inc., a Delaware corporation (“Alcobra”), and Dr. Jonathan Rubin, of 81 Boot Road, Newtown Square, PA 19073 (“you”).

Whereas, Alcobra desires to employ you in the position of Chief Medical Officer, and

Whereas, you desire to be employed by Alcobra subject to the terms and conditions set forth in this Agreement;

Now therefore, Alcobra and you agree as follows:

1.          Employment; Position; Duties.

a)           Employment. Alcobra hereby employs you subject to the terms and conditions herein, and you hereby accept such employment with Alcobra, as of the Effective Date.

b)            Position. You shall serve as Chief Medical Officer. You shall report directly to the Chief Executive Officer of Alcobra Ltd. (the “CEO”) or his designee.

c)           Duties. You shall perform for Alcobra the duties customarily associated with the office of Chief Medical Officer and such other duties consistent with your position as may be assigned to you from time to time by the CEO. You shall devote substantially your full business time and best efforts to the performance of your duties hereunder and the business and affairs of Alcobra and will not undertake or engage in any other employment, occupation or business enterprise other than one in which you are a passive investor. You shall be based in your home office in Pennsylvania and will be required to travel extensively both within and outside the United States.

2.          Compensation and Benefits. For all services rendered by you under this Agreement, Alcobra shall pay you the following compensation and benefits, all of which shall be subject to applicable taxes and withholdings:

a)           Base Salary. Alcobra will pay you a Base Salary at the annualized rate of $275,000, which shall be paid in equal installments at Alcobra’s regular payroll intervals, but not less often than monthly. The Base Salary may be increased from time to time in the discretion of the CEO with the approval of the Alcobra Ltd. Board of Directors (the “Board”).

b)           Sign-on Bonus. Alcobra will pay you a one-time lump-sum sign-on bonus of $25,000 on your first regular pay date.

c)           Annual Bonus. You will be eligible to receive an annual bonus of up to fifty percent (50%) of your Base Salary for each calendar year (the “Bonus”), based on the extent to which you achieve goals to be established and agreed upon by you and the CEO. The determination of whether you have earned a Bonus in any year, and the amount of any such Bonus, shall be in the sole discretion of the CEO with the approval of the Board. Alcobra shall pay the Bonus no later than two and a half months after the end of the calendar year to which the Bonus relates. No Bonus shall be deemed to have been earned by you for any calendar year in which you are not actively employed for the entire year to which the Bonus relates. Notwithstanding the preceding sentence, you will be eligible to earn a Bonus in respect of calendar year 2013, which shall be prorated based on your start date of employment.

d)           Vacation and Holidays. Commencing on the Effective Date, you will earn twenty (20) days of paid vacation each year. The vacation will accrue pro rata on a monthly basis and may be used in accordance with Alcobra’s vacation policy, as such policy may change from time to time. Your vacation accrual for 2013 will be pro-rated based on your start date of employment. Alcobra will pay you your regular salary for all holidays on which the business is closed.

e)           Stock Options. Alcobra Ltd. will grant you options to purchase shares of its common stock according to the following schedule. The strike price of the options will be the fair market value of the shares on the date of the grant. The options will be governed by the terms of the Alcobra Ltd. Employee Stock Option Plan (the “ESOP”). During your employment you will be eligible for additional grants and/or accelerated vesting of the options granted to you, all in the discretion of Alcobra.

(i)	Upon the commencement of your employment, Alcobra Ltd. will grant you options to purchase 0.5% of the issued and outstanding shares of its common stock.

(ii)	Alcobra Ltd. will grant you options to purchase an additional 0.25% of the issued and outstanding shares of its common stock upon the First Patient In (as that term is commonly defined in the industry) in each of (A) two Adult Phase III clinical trials and (B) one Pediatric Phase IIb/III clinical trial. For the avoidance of doubt, the intent of this sub-section (ii) is that Alcobra Ltd. will grant you options to purchase a total of .75% of its issued and outstanding shares of its common stock. Notwithstanding anything in the ESOP, the options granted to you under this sub-section (ii) will vest ratably on a monthly basis over three (3) years.

f)         Benefits. You will be eligible to participate in the benefit plans, programs and arrangements that Alcobra may provide to its senior executives from time to time, in accordance with the terms and conditions thereof. Until such time as Alcobra implements any such benefit plans, programs and arrangements relating to the subjects specified below, Alcobra will provide you with the following benefits:

(i)           Alcobra will reimburse you (upon receipt of documentation of purchase) the sum of $1500 per month for your continued health, dental and vision coverage under your former employer’s plans pursuant to COBRA until the earlier of (A) the date on which you are eligible for such coverage under Alcobra’s plans, or (B) your coverage under your former employer’s plan lapses.

(ii)         Alcobra will reimburse you for an individual life insurance policy that provides the same coverage as your current policy.

(iii)        Alcobra will reimburse you for an individual long term disability insurance policy that provides the same coverage as your current policy.

g)           Retirement. Alcobra will make an annual contribution or match all or a portion of your annual contribution to a retirement plan to be established by you or Alcobra.

h)           Car Allowance. Alcobra will provide you with a monthly car allowance of $500.

i)         Equipment. Alcobra will provide you with a computer (and related peripheral equipment) and a cell phone for your business use. You agree not to store any non-business related information or data on the computer or use it for any purpose other than the performance of your duties hereunder.

j)         Business Expenses. Alcobra will reimburse you for all reasonable and usual business expenses incurred by you in the performance of your duties hereunder; provided that you submit documentation of such expenses in a form acceptable to Alcobra.

3.          Term. This Agreement and your employment with Alcobra shall continue in effect until terminated by you or Alcobra in accordance with Section 4.

4          Termination. This Agreement and your employment with Alcobra may be terminated as follows:

a)           Death. This Agreement shall terminate automatically upon your death.

b)           Disability. Alcobra may terminate your employment in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of Alcobra and you or your personal representative(s)) from substantially performing your duties and responsibilities hereunder for one or more periods totaling ninety (90) days in any twelve (12) month period.

c)           By Alcobra Other Than For Death, Disability or Cause; By You For Any Reason. Alcobra may terminate your employment other than for Cause, disability or death, and you may resign your employment for any reason, upon forty-five (45) days prior written notice to the other. Alcobra may elect in its sole discretion to pay you your Base Salary in lieu of all or part of such notice.

d)           By Alcobra for Cause. Alcobra may terminate your employment for “Cause” immediately upon written notice to you. For purposes of this Agreement, “Cause” shall mean any of (i) fraud, embezzlement or theft against Alcobra, its parent or any of its affiliates; (ii) you are convicted of, or plead guilty or no contest to, a felony; (iii) willful nonperformance by you of your material duties hereunder and failure to remedy such nonperformance within ten (10) business days following written notice from the CEO identifying the nonperformance and the actions required to cure it; (iv) you commit an act of gross negligence, engage in willful misconduct or otherwise act with willful disregard for the best interests of Alcobra or its parent and fail to remedy such conduct within ten (10) business days following written notice from the CEO identifying the conduct and the actions required to cure it, provided that Alcobra determines in its sole discretion that such conduct is capable of cure; or (v) you breach any fiduciary or other legal obligation owed to Alcobra, or materially violate any material Alcobra policy.

e)           By You For Good Reason. You may resign your employment for Good Reason. “Good Reason” shall mean your resignation from employment within 180 days after the occurrence, without your written consent, of any of the following events; provided however, that you must give written notice to Alcobra within 90 days after the occurrence of the event allegedly constituting Good Reason, and Alcobra shall have thirty (30) days after such notice to cure: (i) a material diminution in your authority or responsibilities; (ii) a material reduction by Alcobra in the total compensation that you are eligible to earn; or (iii) Alcobra requires you to relocate outside of the United States.

5.          Payment Upon Termination. In the event that your employment with Alcobra terminates, you will be paid the following:

a)            Termination for Any Reason. In the event that your employment terminates for any reason, Alcobra shall pay you for the following items that were earned and accrued but unpaid as of the date of your termination: (i) your Base Salary; (ii) Bonus; (iii) a cash payment for all accrued, unused vacation calculated at your then Base Salary rate; (iv) reimbursement for any unpaid business expenses; and (v) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of Alcobra then in effect.

b)           Termination Without Cause. In addition to the payments provided for in Section 5(a), in the event that (i) Alcobra terminates your employment without Cause pursuant to Section 4(c) or you resign for Good Reason pursuant to Section 4(e), (ii) you comply fully with all of your obligations under Sections 6, 7, 8 and 9 of this Agreement, and (iii) you execute, deliver to Alcobra and do not revoke a general release of claims (in a form reasonably acceptable to Alcobra) releasing and waiving any and all claims that you have or may have against Alcobra, its parent and affiliates, and all of their respective current and former directors, officers, employees, agents, successors and assigns arising out of or related to your employment with Alcobra (other than the obligations of Alcobra set forth herein which specifically survive the termination of your employment), then Alcobra will provide you with the following severance pay and benefits.

(i)	Alcobra will pay you severance consisting of six (6) months of Base Salary at your last Base Salary rate plus one additional month for each full year of employment. The severance will be paid to you in equal installments, minus applicable taxes and withholdings, in accordance with Alcobra’s then regular payroll schedule. The severance payments will commence within ninety (90) days of your termination date provided that you have executed and submitted a general release of claims (as contemplated by sub-section (b)(iii)) and the revocation period applicable to such release has expired within the 90-day period without you revoking and provided, further, that the payment shall commence in the second taxable year if the 90-day period begins in one taxable year and ends in another.

(ii)	Alcobra will pay the usual employer portion of your continued health, dental and vision coverage for so long as it is paying you severance. Alcobra will also pay for your continued coverage during the severance period in all other benefit plans, programs and arrangements in which you are participating at the time your employment ends, to the extent permitted by law and/or the terms of such plans, programs and arrangements.

c)           No Mitigation. You are not required to mitigate amounts payable under this Section 5 by seeking other employment or otherwise, nor must you pay over to Alcobra amounts earned through subsequent employment or otherwise.

6.          Confidentiality. You agree that you will not at any time, during or after your employment by Alcobra, without Alcobra’s prior written consent, reveal or disclose to any person outside of Alcobra, or use for your own benefit or the benefit of any other person or entity, any confidential information concerning the business or affairs of Alcobra or its parent, or concerning any of their customers, clients or employees (“Confidential Information”). For purposes of this Agreement, Confidential Information shall include, but shall not be limited to, financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; clinical data; medical or other data relating to participants in Alcobra’s clinical trials, or research and/or analysis. Confidential Information shall not include information falling within the description of Confidential Information that already is available to the public through no unauthorized act of yours and salary, bonus or other personnel information specific to you, nor shall this paragraph be construed so as to interfere with your right to use your general knowledge, experience, memory and skills, whenever and wherever acquired, in any future employment. Notwithstanding the forgoing, you may comply with legal process; provided, however, that if you anticipate making a disclosure to comply with legal process, you agree to provide Alcobra with ten (10) days written notice or, if such notice is not practicable under the circumstances, with as much written notice as is practicable.

7.          Return of Alcobra Property. You understand and agree that all Confidential Information, however or whenever produced, shall be the sole property of Alcobra and/or its parent, and shall not be removed by you (or anyone acting at your direction or on your behalf) from Alcobra’s custody or transmitted to any third person or entity without Alcobra’s prior written consent, except as required in the performance of your duties under this Agreement. Upon the termination of your employment, or otherwise upon the request of Alcobra, you will promptly deliver to Alcobra all copies of all documents, equipment, property or materials of any type in your possession, custody or control, that belong to Alcobra and/or that contain, in whole or in part, any Confidential Information.

8.          Inventions and Other Intellectual Property. During the term of this Agreement, you shall promptly disclose to Alcobra or any successor or assign, and grant to Alcobra and its successors and assigns (without any separate remuneration or compensation other than that received by you in the course of your employment), your entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever ("Intellectual Property"), whether developed by you during or after business hours, or alone or in connection with others, in any way related to the business of Alcobra, its affiliates, successors or assigns. You agree, at Alcobra’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in Alcobra, its affiliates, successors, assigns, nominees or designees, and to cooperate fully and assist Alcobra in any litigation or other proceedings involving any such Intellectual Property.

9.          Non-Solicitation Covenants. You understand and agree that, by virtue of your position at Alcobra, you will have substantial access to and impact on the good will, confidential information and other legitimate business interests of Alcobra and its parent, and that you therefore are in a position to have a substantial adverse impact on those entities’ business interests should you engage in certain activities in competition with them after your employment terminates. Accordingly, you agree that during the term of this Agreement and for a period of one (1) year after your employment with Alcobra or any of its successors or assigns terminates for any reason (the “Restricted Period”), you will not, directly or indirectly, whether through your own efforts, or in any way assisting or employing the assistance of any other person or entity (including, without limitation, any consultant or any person employed by or associated with any entity with which you are employed or associated), recruit, solicit or induce any employee or consultant of Alcobra or its parent to terminate his or her employment or other relationship with Alcobra or its parent, or hire or retain any such person to perform services for any other person or entity.

You agree that your adherence to this Section 9 is an important and substantial part of the consideration that Alcobra is receiving under this Agreement in exchange for the various amounts that Alcobra is committing to pay you. Accordingly, you agree that the restrictions in this Section 9 are reasonable and enforceable in all respects, and you consent to the seeking of injunctive relief to enforce such covenants, in addition to any remedies that Alcobra has at law.

10.         Indemnification. If you are made a party or witness to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in any manner concerning or relating to your service, actions or omissions on behalf of Alcobra as an officer, employee or agent thereof or of any entity with respect to which Alcobra directed or requested you to provide services, then Alcobra will, to the maximum extent Delaware law permits, and in addition to any such right granted to or available to you under the company’s Charter, By-laws or standing or other resolutions or agreements, defend, indemnify and hold you harmless against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. Your right to indemnification and to insurance coverage will survive until the expiration of all applicable statutes of limitations, without regard to the earlier cessation of your employment or any termination or expiration of this Agreement. Alcobra represents that Alcobra Ltd. currently maintains D&O insurance that will indemnify you to the extent stated above.

11.         Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of Alcobra by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties. Neither this Agreement nor any rights or benefits hereunder may be assigned by you, except that, upon your death, your earned and unpaid economic benefits will be paid to your heirs or beneficiaries.

12.         Interpretation and Severability. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.         Notices. Any notice that you or Alcobra are required to give the other under this Agreement shall be given by personal delivery, recognized overnight courier service, or registered or certified mail, return receipt requested, addressed in your case to you at your last address of record with Alcobra, or at such other place as you may from time to time designate in writing, and, in the case of Alcobra, in care of its parent, or at such other office as Alcobra may from time to time designate in writing, addressed to the attention of the CEO. The date of actual delivery of any notice under this Section 13 shall be deemed to be the date of receipt thereof.

14.         Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. No purported waiver hereunder shall be effective unless it is in writing and signed by the waiving party.

15.         Complete Agreement; Modification. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes any previous oral or written communications, negotiations, representations, understandings or agreements between them. Any modification of this Agreement shall be effective only if set forth in a written document signed by you and a duly authorized officer of Alcobra.

16.         Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part, or affect the meaning, of this Agreement.

17.         Counterparts. This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

18.         Choice of Law. This Agreement shall be deemed to have been made in the Commonwealth of Pennsylvania, and the validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of Pennsylvania, without giving effect to conflict of law principles.

19.         Advice of Counsel; No Representations. You acknowledge that, prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney, and that neither Alcobra nor any representative of Alcobra has made any representations, warranties, promises or inducements to you concerning the terms, enforceability or implications of this Agreement other than as are contained in this Agreement.

20.         Internal Revenue Code Section 409A. All other provisions of this Agreement notwithstanding, this Agreement shall be construed to avoid any adverse tax consequences to you under Internal Revenue Code (“Code”) Section 409A, and the parties agree to amend this Agreement from time to time as may be necessary to that end, in a manner that best preserves the economic benefits to you. Any reimbursements due or expenses to be paid under any provision of this Agreement shall be paid not later than March 15 of the year following the year in which the expense is incurred.

In the case of any payment on termination (other than in the event of death or disability within the meaning of Code Section 409A or in compliance with the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Code Section 409A) while you are a specified employee within the meaning of Code Section 409A, in no event will such payment be made earlier than six (6) months after the date your employment terminates. In the event that, due to Code Section 409A, you do not receive one or more cash payments that would otherwise be due during the six (6) month period, all such delayed payments will be made on the first day after the six (6) month anniversary of your employment termination, and thereafter any remaining payments shall be made in accordance with the previously agreed-upon schedule.

IN WITNESS WHEREOF, Alcobra and you have executed this Agreement as of the day and year first set forth above.

Alcobra Inc.

By:	/s/ Yaron Daniely	/s/ Jonathan Rubin
Name: Yaron Daniely, PhD MBA		Jonathan Rubin
Title: CEO
Date: July 24, 2013

-8-